OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)

of

Omega Worldwide, Inc.

at

$3.32 Net Per Share of Common Stock

by

Delta I Acquisition, Inc.
An Indirect Wholly Owned Subsidiary of

Four Seasons Health Care Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 5, 2002,
UNLESS THE OFFER IS EXTENDED.

August 7, 2002

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated August 7, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by Delta I Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Four Seasons Health Care Limited (the "Parent"), a private limited company organized under the laws of England and Wales, to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated Rights (as defined in the Offer to Purchase), of Omega Worldwide, Inc. (the "Company"), a Maryland corporation, at a price of $3.32 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Any holders of shares of Common Stock ("Holders") who desire to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock (the "Certificates") are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3—"Procedures for Tendering Shares of Common Stock" of the Offer to Purchase.

        We are (or our nominee is) the holder of record of shares of Common Stock held for your account. A tender of such shares of Common Stock can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Common Stock held by us for your account.

        Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all shares of Common Stock held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Please note the following:

          1.    The Offer Price is $3.32 per share of Common Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

          2.    The Offer is conditioned on, among other things, (1) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, when added to the shares of Common Stock, if any, previously acquired by the Purchaser, represents at least a majority of all issued and outstanding shares of Common Stock on a fully diluted basis on the date of purchase, (2) the PHFL Offer (as defined in the Offer to Purchase) having become or having been declared unconditional in all respects, other than with respect to the condition of the PHFL Offer requiring either the occurrence of the initial purchase of shares of Common Stock pursuant to the Offer or the Purchaser becoming obligated to accept for payment shares of Common Stock tendered pursuant to the Offer, and (3) required permits, approvals or waiting periods under applicable Antitrust Laws (as defined in the Offer to Purchase) having expired or having been obtained or waived. The Offer is also conditioned on the satisfaction of certain other terms and conditions described in Section 14—"Conditions of the Offer" of the Offer to Purchase.

          3.    The Offer is being made for all of the issued and outstanding shares of Common Stock.

          4.    Holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to The Bank of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See the section entitled "Important Tax Information" in the Letter of Transmittal.

          5.    The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, September 5, 2002, unless the Offer is extended.

          6.    The Board of Directors of the Company, based on the unanimous recommendation of a special committee of independent directors, has unanimously (1) determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company and Holders, (2) declared that the Offer and the Merger are advisable, (3) approved the Offer, the Merger, the Stockholders Agreements, the Option Agreement and the Merger Agreement (each as defined in the Offer to Purchase) and (4) recommended that Holders accept the Offer and tender their shares of Common Stock pursuant to the Offer and that Holders approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

          7.    Notwithstanding any other provision of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (1) certificates evidencing such shares of Common Stock (the "Certificates") or, if such shares of Common Stock are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (2) a Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        If you wish to have us tender any or all of the shares of Common Stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your shares of Common Stock, all shares of Common Stock held by us for your account will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

        The Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Holders in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)

of

Omega Worldwide, Inc.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated August 7, 2002, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by Delta I Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Four Seasons Health Care Limited, a private limited company organized under the laws of England and Wales, to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated Rights (as defined in the Offer to Purchase) of Omega Worldwide, Inc., a Maryland corporation, at a price of $3.32 per share of Common Stock, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender to the Purchaser the number of shares of Common Stock indicated below (or if no number is indicated below, all shares of Common Stock) which are held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer.

Number of Shares of Common Stock to be Tendered*:
Date:
SIGN HERE
Signature(s):
Print Name(s):
Print Address(es):
Area Code and Telephone Number(s):
Taxpayer Identification or Social Security Number(s):
*
Unless otherwise indicated, it will be assumed that all of your shares of Common Stock held by us for your account are to be tendered.

        THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.